Consent of Independent Auditors

         We consent to the incorporation by reference in the Statement of Additional Information, constituting a part of this registration statement on Form N-14 (the "Registration Statement"), of our report dated November 25, 1998 relating to the October 31, 1998 financial statements and financial highlights of Principal Cash Management Fund, Inc. and Principal Tax-Exempt Cash Management Fund, Inc. (the "Funds"), appearing in the October 31, 1998 Annual Report to Shareholders of the Funds, which is also incorporated by reference into the Registration Statement, and to the reference to our firm under the caption "Financial Statements," and the reference to us as experts under such caption in the Statement of Additional Information.


Des Moines, Iowa
January 27, 1999


                                                       /s/Ernst & Young LLP
                                                       Ernst & Young LLP